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                                                                    EXHIBIT 99.7
Florence F. Francis
c/o The Barbers
300 Industrial Boulevard N.E.
Minneapolis, MN 55413

Dear Ms. Francis:

     This is to confirm our representations to you with respect to an interim earnings release by Regis Corporation ("Regis") after the completion of the merger of The Barbers, Hairstyling For Men & Women, Inc. (the "Barbers") with Regis Merger Sub, Inc. ("Sub") pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement") being executed on or about the date hereof between the Barbers, Regis and Sub. As you know, the SEC requires that "no affiliate of either combining company may reduce its risk relative to its common shareholder position within the time period beginning 30 days prior to consummation of a business combination and ending when financial results covering at least 30 days of post-merger combined operations have been published" (See Accounting Staff Release No. 135). Under these restrictions, absent an interim release of operating results, you could be prohibited from disposing of Regis shares for up to five months if the Merger is consummated within thirty days of a quarter end. Accordingly, in the event that the Merger is not consummated within the time period of between 30 and 60 days of a quarter end, we agree to make an early release of earnings for a monthly period that will contain at least 30 days of post-merger combined operations as soon as the financial results for such combined operations are available.

     We understand that you will be relying on this representation in agreeing to execute the voting agreement we are requiring in connection with the Merger and to otherwise support the Merger as a shareholder, officer and Director of the Barbers.

                                        Regis Corporation



                                        By  /s/ Paul D. Finkelstein
                                            ---------------------------------
                                            Paul D. Finkelstein, President
                                             and Chief Executive Officer